As filed with the Securities and Exchange Commission on April 24, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

U.S. BANCORP

(Exact name of registrant as specified in its charter)

Delaware	41-0255900
(State or other jurisdiction	(I.R.S. Employer Identification No.)
of incorporation or organization)

800 Nicollet Mall

Minneapolis, Minnesota 55402

(Address of principal executive offices) (Zip code)

U.S. Bancorp 2015 Stock Incentive Plan

(Full title of the plan)

James L. Chosy, Esq. Executive Vice President, General Counsel and Corporate Secretary U.S. Bancorp 800 Nicollet Mall Minneapolis, Minnesota 55402 (Name and address of agent for service)	Copy to: Jay L. Swanson, Esq. Dorsey & Whitney LLP 50 South Sixth Street, Suite 1500 Minneapolis, Minnesota 55402 (612) 340-2600

(651) 466-3000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated file ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price		Amount of registration fee
Common Stock ($.01 par value) (1)	50,000,000 shares	$42.61	$2,130,500,000	(2)	$247,564

(1)    Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement also covers any additional shares of Common Stock that may be offered or issued under or in connection with such plans to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)    Calculated solely for the purpose of this offering in accordance with Rule 457(h)(1) based on the average of the high and low prices of U.S. Bancorp Common Stock as reported on the New York Stock Exchange on April 22, 2015.

EXPLANATORY NOTE

The securities being registered pursuant to this Registration Statement on Form S-8 include 50,000,000 shares of common stock of U.S. Bancorp that may be offered or sold pursuant to the U.S. Bancorp 2015 Stock Incentive Plan (the “2015 Stock Incentive Plan”).  An aggregate of up to 31,366,990 shares of U.S. Bancorp’s common stock subject to awards outstanding under the U.S. Bancorp Amended and Restated 2007 Stock Incentive Plan as of December 31, 2014 that are not purchased, are forfeited or are reacquired by U.S. Bancorp, will also be available for awards under the 2015 Stock Incentive Plan and were previously registered on Registration Statements on Form S-8 filed with the Securities and Exchange Commission on April 18, 2007 (Registration No. 333-142194) and April 20, 2010 (Registration No. 333-166193).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference.

The following documents, which have been filed by U.S. Bancorp with the Securities and Exchange Commission (the “SEC”), are incorporated by reference in this registration statement:

(a)                                 U.S. Bancorp’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014;

(b)                                 U.S. Bancorp’s Current Reports on Form 8-K filed on January 20, 2015, January 21, 2015 (to the extent information reported therein is identified as having been filed), January 30, 2015, February 27, 2015, March 11, 2015, April 15, 2015 (to the extent information reported therein is identified as having been filed), and April 23, 2015; and

(c)                                  The description of U.S. Bancorp’s common stock contained in any registration statement or report filed by U.S. Bancorp under the Securities Act of 1933, as amended (the “Securities Act”), or in any report filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents filed by U.S. Bancorp pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents.  Unless otherwise stated in the applicable reports, information furnished under Item 2.02 or 7.01 of our Current Reports on Form 8-K is not incorporated by reference.

Item 4.         Description of Securities.

Not applicable.

Item 5.                     Interests of Named Experts and Counsel.

Not applicable.

Item 6.         Indemnification of Directors and Officers.

Under Delaware law, U.S. Bancorp will indemnify its directors and officers under certain circumstances against all expenses and liabilities incurred by them as a result of suits brought against them as directors and officers of U.S. Bancorp.  The indemnified directors, advisory directors and officers must act in good faith and in a manner they reasonably believe to be in the best interests of U.S. Bancorp, and, with respect to any criminal action or proceeding, have no reasonable cause to believe their conduct was unlawful.  U.S. Bancorp will not indemnify directors, advisory directors and officers for expenses in respect of any matter as to which the indemnified directors and officers shall have been adjudged to be liable to U.S. Bancorp, unless the court in which the action or suit was brought shall determine otherwise.  U.S. Bancorp may indemnify officers, advisory directors and directors only as authorized in each specific case upon a determination by the shareholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable statutory standard of conduct.

Article Eighth of U.S. Bancorp’s restated certificate of incorporation provides that a director will not be personally liable to U.S. Bancorp or its shareholders for monetary damages for a breach of fiduciary duty as a director, except for liability:  (a) for any breach of the director’s duty of loyalty to U.S. Bancorp or its shareholders, (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) under the Delaware statutory provision making directors personally liable for unlawful payment of dividends or unlawful stock repurchases or redemptions, or (d) for any transaction from which the director derived an improper personal benefit.

Article VI of U.S. Bancorp’s amended and restated bylaws provides that the officers, directors and advisory directors of U.S. Bancorp will be indemnified to the full extent permitted by the Delaware General Corporation Law.  The board of directors has discretion to indemnify any employee of U.S. Bancorp for actions arising by reason of the employee’s employment with U.S. Bancorp.  U.S. Bancorp will pay expenses incurred by officers, directors and advisory directors in defending actions in advance of any final disposition if the officer, director or advisory director agrees to repay the amounts if it is ultimately determined that he or she is not entitled to be indemnified under the bylaws, Delaware law or otherwise.

U.S. Bancorp maintains a standard policy of officers’ and directors’ liability insurance.

Item 7.         Exemption from Registration Claimed.

Not applicable.

Item 8.         Exhibits.

3.1                               Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.2 to Form 8-K filed on June 20, 2013).

3.2                               Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to Form 8-K filed on December 10, 2013).

5.1                               Opinion of Dorsey & Whitney LLP.

10.1                        U.S. Bancorp 2015 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to Form 8-K filed on April 23, 2015).

23.1                        Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).

23.2                        Consent of Ernst & Young LLP.

24.1                        Power of Attorney.

Item 9.         Undertakings.

(a)                                 The undersigned registrant hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)                                 That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on April 24, 2015.

U.S. BANCORP

By:	/s/ Richard K. Davis
Richard K. Davis
Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on April 24, 2015.

Signature and Title

/s/ Richard K. Davis
Richard K. Davis,
Chairman, President, and Chief Executive Officer
(principal executive officer)

/s/ Kathleen A. Rogers
Kathleen A. Rogers,
Vice Chairman and Chief Financial Officer
(principal financial officer)

/s/ Craig E. Gifford
Craig E. Gifford,
Executive Vice President and Controller
(principal accounting officer)

/s/ Douglas M. Baker, Jr.*
Douglas M. Baker, Jr., Director

/s/ Arthur D. Collins, Jr.*
Arthur D. Collins, Jr., Director

/s/ Kimberly J. Harris*
Kimberly J. Harris., Director

/s/ Roland A. Hernandez*
Roland A. Hernandez, Director

/s/ Doreen Woo Ho *
Doreen Woo Ho, Director

/s/ Joel W. Johnson*
Joel W. Johnson, Director

Signature and Title

/s/ Olivia F. Kirtley*
Olivia F. Kirtley, Director

/s/ Jerry W. Levin*
Jerry W. Levin, Director

/s/ David B. O’Maley*
David B. O’Maley, Director

/s/ O’dell M. Owens, M.D., M.P.H.*
O’Dell M. Owens, M.D., M.P.H., Director

/s/ Craig D. Schnuck*
Craig D. Schnuck, Director

/s/ Patrick T. Stokes*
Patrick T. Stokes, Director

/s/ Scott W. Wine*
Scott W. Wine, Director

*James L. Chosy, by signing his name hereto, does hereby sign this document on behalf of each of the above named directors of the registrant pursuant to powers of attorney duly executed by such persons.

Dated: April 24, 2015	By:	/s/ James L. Chosy
James L. Chosy
Attorney-In-Fact
Executive Vice President,
General Counsel and Corporate Secretary

EXHIBIT INDEX

3.1                               Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.2 to Form 8-K filed on June 20, 2013).

3.2                               Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to Form 8-K filed on December 10, 2013).

5.1                               Opinion of Dorsey & Whitney LLP.

10.1                        U.S. Bancorp 2015 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to Form 8-K filed on April 23, 2015).

23.1                        Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).

23.2                        Consent of Ernst & Young LLP.

24.1                        Power of Attorney.